 EXHIBIT 23.2

CONSENT OF ODENBERG, ULLAKKO, MURANISHI & CO. LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-89473, 333-23091, 333-39493, 333-54026, 333-122840, 333-122841, 333-132558, 333-132559, 333-143720, 333-157258, and 333-157262) of LaserCard Corporation of our report dated June 4, 2008, relating to the consolidated results of operations, stockholders’ equity and cash flows for the year ended March 31, 2008, included in this Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

We also consent to the incorporation by reference of our report dated June 4, 2008 on the financial statement schedule for the year ended March 31, 2008 which appears in this Annual Report on Form 10-K.

/s/Odenberg, Ullakko, Muranishi & Co. LLP

San Francisco, California
June 15, 2010